UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 6, 2025, Tejon Ranch Co. submitted the following in response to Glass Lewis’ publication related to the Company’s upcoming Annual Meeting of Shareholders to be held on May 13, 2025.

May 6, 2025

Dear Fellow Tejon Ranch Shareholders,

Tejon Ranch Co. (“Tejon” of the “Company”) is pleased that Glass Lewis recommends that Tejon shareholders vote “FOR” all 10 of our highly qualified director nominees. Glass Lewis recognizes the distinct difference between our experienced and shareholder-focused directors, who bring the right balance of skills and expertise in areas relevant to our business, and Bulldog’s unqualified and self-interested nominees.

We also appreciate the opportunity to engage with, and solicit important feedback from, Tejon shareholders. As noted in the report Glass Lewis issued on May 3, 2025, Tejon’s Board “met with shareholders representing 53% of shares outstanding.” These constructive conversations have helped inform the governance and communications enhancements that the Company is already implementing or actively evaluating.

To continue enhancing our efforts to communicate with our shareholders:

•	Tejon commits to holding an Investor Day at least once per year. We expect to host our first event in the fall of 2025 at the New York Stock Exchange and our second event in 2026 at the ranch.

•

Management commits to regularly engaging with the Board of Directors and the Audit Committee on additional potential enhancements to our shareholder communications, including our quarterly earnings efforts.

As part of these engagement enhancements and our proactive efforts to strengthen governance, Tejon wants to continue to engage with shareholders around compensation and other corporate governance practices.

These actions collectively build on our existing governance strengths and reflect our proactive approach to aligning with shareholder priorities and expectations. Tejon’s careful succession planning is aimed at accomplishing this without disrupting Board stability during a critical period for the Company.

Executive Compensation Program Enhancements

We would also like to offer the following perspectives related to the Company’s executive compensation program. The Board of Directors continues to recommend that you vote “FOR” the non-binding advisory vote to approve the Company’s executive compensation.

Our performance driven executive compensation program is aligned with shareholder value creation priorities, industry standards and corporate governance best practices. The Compensation Committee, together with independent third-party consultants, regularly reviews our program against peer companies to confirm it is market-aligned for attracting and retaining top talent. At the same time, we are committed to maintaining a performance-based program designed to align with shareholder value creation priorities.

P.O. Box 1000 | 4436 Lebec Road

Tejon Ranch, CA 93243

661 248 3000 O | 661 248 3100 F

www.tejonranch.com

Tejon Ranch Co. (NYSE:TRC)-a diversified real estate development and agribusiness company.

To that end, upon my appointment as Tejon’s new CEO, the Board installed a new compensation package, that is predominantly performance-based. In 2025, the Board structured the long-term incentive plan to consist of 50% performance-based stock units – with metrics directly tied to multi-year share-price appreciation and relative total shareholder return – and 50% time-vested restricted stock units.

Additionally, my compensation has been level set with our peer group. To support our long-term value creation strategy, all long-term awards vest over a minimum three-year timeframe. Performance is measured over the same period, which is designed to ensure that realized compensation reflects focused execution of our strategic initiatives. It’s evident that our compensation program is structured with a clear focus on accountability: it is heavily performance-based, long-term oriented, and directly tied to measurable outcomes that drive shareholder value, including entitlement progress, capital efficiency, and value realization across our portfolio.

We believe the program enhancements – market alignment, robust performance metrics, long-term vesting – collectively create a strong framework to best align executive interests with shareholder interests. Further, the Compensation Committee has been working closely with independent compensation consultants to design a long-term program that would begin in 2026, include appropriate incentives that reflect preferences of our shareholders and instill robust pay-for-performance accountability.

The Tejon Board and management team remain unwavering in our commitment to delivering sustainable growth and unlocking further shareholder value.

We strongly urge shareholders to vote “FOR” the non-binding advisory vote to approve the Company’s executive compensation and “FOR” all 10 of our highly qualified director nominees.

Shareholders seeking to discuss these matters in more detail should feel free to contact Nicholas Ortiz, Senior Vice President, Corporate Communications & Public Affairs. Additionally, for further information, we recommend visiting our website at https://www.votefortejon.com, which contains an investor presentation, letters to shareholders and additional context.

Thank you for your consideration of this Report Feedback Statement and for your continued support.

Sincerely,

Matthew Walker
President and Chief Executive Officer

Forward Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Tejon’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect Tejon’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, Tejon does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Tejon’s business results are subject to a variety of risks, including business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect Tejon’s business results, refer to Tejon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent filings with the U.S. Securities and Exchange Commission.

Additional Information and Where to Find It

Tejon has filed a definitive proxy statement on Schedule 14A and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Shareholders.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY TEJON AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents Tejon files with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Tejon are also available free of charge by accessing Tejon’s website at www.tejonranch.com.

Participants

Tejon, its directors, certain of its executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Tejon. The identity of individual participants and information about their direct and indirect interests in the solicitation is available in Tejon’s definitive proxy statement filed with the SEC on April 3, 2025 under “Supplemental Information Regarding Participants in the Solicitation” in Appendix A, which is available free of charge at the SEC’s website at www.sec.gov.